Exhibit 3.54

LIMITED LIABILITY COMPANY AGREEMENT

OF

NISKA MIDSTREAM LLC

This LIMITED LIABILITY COMPANY AGREEMENT OF NISKA MIDSTREAM LLC (this “Agreement”), effective as of July 11, 2014, is adopted, executed and agreed to by the Sole Member (as defined below).

1.                                      Formation.  Niska Midstream LLC (the “Company”) has been formed as a Delaware limited liability company pursuant to the Delaware Limited Liability Company Act (the “Act”).

2.                                      Term.  The Company shall have a perpetual existence.

3.                                      Purposes.  The purposes of the Company are to carry on any lawful business, purpose or activity for which limited liability companies may be formed under the Act.

4.                                      Sole Member.  Niska Gas Storage US, LLC, a Delaware limited liability company, shall be the sole member of the Company (the “Sole Member”).

5.                                      Contributions.  Without creating any rights in favor of any third party, the Sole Member may, from time to time, make contributions of cash or property to the capital of the Company, but shall have no obligation to do so.

6.                                      Distributions.  The Sole Member shall be entitled (a) to receive all distributions (including, without limitation, liquidating distributions) made by the Company, and (b) to enjoy all other rights, benefits and interests in the Company.

7.                                      Management.  The management of the business and affairs of the Company shall be reserved to the Sole Member, which shall have the power to do any and all acts necessary or convenient for the furtherance of the purpose of the Company described in this Agreement, including all powers, statutory or otherwise, possessed by members of a limited liability company under the DLLCA.  The Sole Member may, from time to time, designate one or more officers with such titles as may be designated by the Sole Member to act in the name of the Company with such authority as may be delegated to such officers by the Sole Member (each such designated person, an “Officer”).  Any such Officer shall act pursuant to such delegated authority until such Officer is removed by the Sole Member.  Any action taken by an Officer designated by the Sole Member pursuant to authority delegated to such Officer shall constitute the act of and serve to bind the Company.  Persons dealing with the Company are entitled to rely conclusively on the power and authority of any officer set forth in this Agreement and any instrument designating such officer and the authority delegated to him or her. In addition, the Sole Member does hereby appoint each of Andrew Ward, George A. O’Brien and William H. Shea, Jr. as an Authorized Person of the Company for so long as such person is member of the Board of Supervisors of Niska GS Holdings US, L.P. or the Board of Supervisors of Niska GS Holdings I, L.P. (each an “Authorized Person”). Any such Authorized Person shall have the authority to act on behalf of, bind and execute and deliver documents in the name of and on behalf of the Company

8.                                      Liability of the Sole Member.  The Sole Member shall not have any liability for the obligations or liabilities of the Company except to the extent provided for in the Act.

9.                                      Dissolution.  The Company shall dissolve and its affairs shall be wound up at such time, if any, as the Sole Member may elect.  No other event (including, without limitation, an event described in Section 18-801(a)(4) of the Act) will cause the Company to dissolve.

10.                               Governing Law.  THIS AGREEMENT IS GOVERNED BY AND SHALL BE CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF DELAWARE (EXCLUDING ITS CONFLICT-OF-LAWS RULES).

[Signature Page Follows]

IN WITNESS WHEREOF, the undersigned has executed this Limited Liability Company Agreement as of the date first written above.

SOLE MEMBER:

NISKA GAS STORAGE US, LLC

By:	/s/ Jason A. Dubchak
Name:	Jason A. Dubchak
Title:	Authorized Person

[Signature page to Limited Liability Company Agreement of Niska Midstream LLC]